EXHIBIT 23.1



                 Consent of Independent Auditors

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-09113) for the registration of Common Stock, Common Stock Warrants, Debt Securities, Debt Warrants, Preferred Shares and Preferred Share Warrants with an aggregate initial public offering price of up to $200,000,000 and to the incorporation by reference therein of our report dated January 17, 1996, with respect to the consolidated financial statements of Sovereign Bancorp, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

Reading, Pennsylvania
July 31, 1996                 /s/ Ernst & Young LLP